Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-224555, 333-224556 and 333-240176 on Form S-8 of our reports dated February 23, 2021, relating to the financial statements of nVent Electric plc (which report expresses an unqualified opinion and included an emphasis of matter paragraph regarding the allocation of expenses from Pentair plc for the periods prior to April 30, 2018) and the effectiveness of nVent Electric plc’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 23, 2021